August 28, 2012

C. Brett Burford

4320 Hanover Street

Dallas, TX 75225

Brett:

On behalf of DGSE Companies, Inc., I am pleased to offer you the positions of Chief Financial Officer and Principal Financial Officer at DGSE. This position will report directly to DGSE’s CEO and the Company’s Board of Directors.

Should you accept this job offer, per company policy you'll be eligible to receive the following beginning on your hire date:

•	Salary: Annual gross starting salary of $220,000, paid in biweekly installments by your choice of check or direct deposit

•	2012 Performance Bonus: Up to $40,000 based on achievement of mutually agreed upon goals centered around DGSE’s restatement process

•	2013 and Beyond Annual Performance Bonus: Up to twenty-five percent (25%) of your annual gross salary based on achievement of annually agreed upon goals

•	Stock Options: Stock options will be granted commensurate with other senior level management

•	Indemnification for Prior Acts: Full Indemnification via Board Resolution for all DGSE Companies, Inc issues occurring prior to hire date.

•	Indemnification for Future Acts: Full indemnification via Board Resolution for all DGSE Companies, Inc issues on a go forward basis with the exception of issues surrounding candidate’s personal acts of gross negligence or fraud.

•	Benefits: You will be entitled to participate in all DGSE benefit plans for which you are eligible. While the plans offered may change from time to time during your employment we currently offer the following:

Vacation: 20 days per year

401(k): Available the 1st month following one year of employment

Health Insurance: Aetna

Dental Insurance: Aetna

Life and Disability Insurance: MetLife

Short and Long Term Disability

Sick leave

Your starting date will be no later than September 3rd, 2012.

In accepting this offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither yourself nor the company has entered into a contract regarding the terms or duration of your employment. As an at-will employee, you will be free to terminate your employment with the company at any time, with or without cause or advance notice. Likewise, the company will have the right to reassign you, to change your compensation, or to terminate your employment at any time, with or without cause or advance notice.

In the event of involuntary not for cause termination or a change in control with termination, you shall be entitled to:

1.	accrued but unpaid base salary and accrued and unused vacation pay through the date of such termination;

2.	an amount equal to three (3) months’ current base salary;

3.	continuation of health benefits at the same levels until the earlier of (a) the time it takes to become eligible for benefits from a new employer or (b) three (3) months from the date of termination.

We look forward to your arrival at DGSE and are confident that you will play a key role in our company’s future. Please let me know if you have any questions or if I can do anything to make your arrival easier. If you have any questions, please feel free to contact me by calling 972-481-3860.

Sincerely,

/s/ Dusty Clem

Dusty Clem

C.O.O.

Accept Job Offer

By signing and dating this letter below, I, Brett Burford, accept this job offer of Chief Financial Officer by DGSE Companies, Inc.

Signature:	/s/ C. Brett Burford	Date: 8/28/12

Decline Job Offer

By signing and dating this letter below, I, Brett Burford, decline this job offer of Chief Financial Officer by DGSE Companies, Inc.

Signature:	Date:_____________